EXHIBIT 4(b)

  THIS DEBENTURE IS A REGISTERED GLOBAL DEBENTURE AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A
  NEW YORK CORPORATION ("DTC"). UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR DEBENTURES IN DEFINITIVE REGISTERED FORM, THIS REGISTERED GLOBAL DEBENTURE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.


  REGISTERED                  McDonald's Corporation            REGISTERED

       Number    7.31% SUBORDINATED DEFERRABLE INTEREST DEBENTURE DUE 2027

  RU                                                          $150,000,000

  SEE REVERSE FOR
  CERTAIN DEFINITIONS                                  CUSIP  580 135 BX8

       McDonald's Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of One Hundred Fifty Million Dollars ($150,000,000) on September 15, 2027 and to pay interest thereon to the registered Holder hereof from September 24, 1997, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year, commencing March 15, 1998 at the rate of 7.31% per annum until the principal hereof is paid or such payment is duly provided for.
  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in said Indenture, be paid to the Person in whose name this Debenture is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a business day) next preceding an Interest Payment Date. Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Payment of the principal of and interest on this Debenture will be made at the designated office or agency of the Company maintained for such purpose in the City of New York, New York, and the City of Charlotte, North
  Carolina, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to said Holder's address appearing on the Debenture register or by wire transfer payable to an account specified by said Holder. Any interest not so punctually paid or duly provided for shall be payable as provided in the Indenture.
       Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth in this place.
       Unless the Certificate of Authentication hereon has been executed by the Trustee referred to on the reverse hereof (or by an Authenticating
  Agent, as provided in the Indenture) by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

  In Witness Whereof, McDonald's Corporation has caused this Instrument to be signed in its corporate name by the Chairman of the Board or its President or one of its Vice Presidents manually or in facsimile and a facsimile of its corporate seal to be imprinted hereon and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.
  Dated:  September 24, 1997

       TRUSTEE'S CERTIFICATE OF AUTHENTICATION
       This is one of the Debt Securities of the series designated herein provided for in the withinmentioned Indenture.

  FIRST UNION NATIONAL BANK
  as Trustee

  By:  /s/ John H. Clapham
       ------------------------------
       Authorized Officer

  Attest: /s/ Gloria Santona
          --------------------------
          Secretary

  McDONALD'S CORPORATION

  By:  /s/ Carleton D. Pearl
       -------------------------------
       Senior Vice President and Treasurer

                        McDONALD'S CORPORATION
        7.31% Subordinated Deferrable Interest Debenture due 2027

       Indenture. This Debenture is one of a duly authorized issue of Debt Securities of the Company designated as its 7.31% Subordinated Deferrable Interest Debentures due 2027 (herein called the "Debentures"), limited in aggregate principal amount to $150,000,000, issued and to be issued under a Subordinated Debt Securities Indenture, dated as of October 18, 1996 (herein called the "Indenture") between the Company and First
  Union National Bank, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Debentures and of the terms upon which the Debentures are, and are to be, authenticated and delivered. The Debt Securities may be issued in one or more series, which different series may be issued in various currencies, various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.
       Interest. The Company promises to pay interest on said principal sum from September 24, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year commencing March 15, 1998 at the rate of 7.31% per annum until maturity or earlier redemption. If any date on which interest is payable on this Debenture is not a business day, the payment of interest due on such date may be made on the next succeeding business day (and without any interest or other payment in respect of such delay). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than interest payable on redemption or maturity) will, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a business day), as the case may be, next preceding such Interest Payment Date. Interest payable on redemption or maturity will be payable to the Person to whom the principal is paid.
  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Debenture (or one or more predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debentures not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
       Extension of Interest Payment Period. Notwithstanding anything contained in the Indenture to the contrary, the Company shall have the right upon prior notice as provided in the last sentence of this paragraph at any time during the term of the Debentures prior to an Interest Payment Date, so long as the Company is not in default in the payment of interest on the Debentures, to extend the interest payment period for an Extension Period (as defined below). Except as provided in the next succeeding sentence, no interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period the Company shall pay to the Holders of record on the Regular Record Date for such Interest Payment Date (regardless of who the Holders of record may have been on other dates during the Extension Period) all interest then accrued but unpaid on the Debentures, together with interest thereon, compounded semi-annually, at the rate of 7.31% per annum, to the extent permitted by law; provided that during any such Extension Period, the Company shall not declare or pay any dividend on (except for dividends or distributions in shares of its capital stock or rights to acquire shares of its capital stock), or repurchase, redeem or otherwise acquire any of its capital stock (except by conversion into or exchange for shares of its capital stock or for redemption, purchase or other acquisition of shares of its capital stock made for the purpose of any employee incentive plan or benefit plan of the Company or any of its affiliates). Prior to the termination of any Extension Period, the Company may (a) on any Interest Payment Date pay all or any portion of the interest accrued on the Debentures as provided on the face hereof to Holders of record on the Regular Record Date for such Interest Payment Date or (b) from time to time further extend the interest payment period as provided in the last sentence of this paragraph, provided that any such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods from the last date to which interest on the Debentures was paid in full. If the Company shall elect to pay all of the interest accrued on the Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of any Extension Period and the payment of all amounts of interest then due, the Company may commence a new Extension Period, subject to the above requirements. The Company shall cause the Trustee to give prior notice, by public announcement given in accordance with New York Stock Exchange rules (or the rules of any other applicable self-regulatory organization) and by mail to all such holders, of
       (x) the Company's election to initiate an Extension Period and the duration thereof,
       (y) the Company's election to extend any Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate, and the duration of such extension, and
       (z) the Company's election to make a full or partial payment of interest accrued on the Debentures of any Interest Payment Date during any Extension Period and the amount of such payment.
  In no event shall notice be given less than five Business Days prior to the March 1 or September 1 next preceding the applicable Interest Payment Date.
  The term "Extension Period" means the period from and including the Interest Payment Date next following the date of any notice of extension of the interest payment period on the Debentures given pursuant to the last sentence of the preceding paragraph (or, in the case of any further extension of the interest payment period pursuant to the third sentence of the preceding paragraph before the payment in full of all accrued but unpaid interest on the Debentures, the Interest Payment Date to which interest was paid in full) to but excluding the Interest Payment Date to which payment of interest on the Debentures is so extended, after giving affect to any further extensions of the interest payment period on the Debentures pursuant to the third sentence of the preceding paragraph; provided that no Extension Period shall exceed 10 consecutive semi-annual interest payment periods from the last date to which interest on the Debentures was paid in full; and provided, further, that any Extension Period shall end on an Interest Payment Date. Notwithstanding the foregoing, in no event shall any Extension Period exceed September 15, 2027.
       Method of Payment. Payment of the principal of and interest on this Debenture will be made at the office or agency of the Company in the City of New York, New York and Charlotte, North Carolina, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debenture register or by wire transfer payable to an account specified by such Person.
       Paying Agent and Debt Security Registrar. Initially, the Trustee will act as Debt Security registrar through its office at 123 South Broad Street, Philadelphia, Pennsylvania 19109, and the Company has appointed the Trustee to act as Paying Agent through its office or agency in New York, New York, and Charlotte, North Carolina.
       Redemption. The Debentures may, at the option of the Company, be redeemed (i) in whole or from time to time in part, on at least 30 days' and not more than 60 days' notice, at any time on or after September 15, 2007, at a redemption price equal to 100% of the principal amount of the Debentures redeemed, together with accrued but unpaid interest to the date of redemption or (ii) in whole but not in part, on at least 30 days' and not more than 60 days' notice at any time upon the occurrence of a Tax Event, at a redemption price equal to the Make-Whole Amount for the Debentures together with accrued but unpaid interest to the date of redemption.
       The "Make-Whole Amount" will be equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present value of the principal amount of the Debentures discounted from September 15, 2007 to the date of redemption, together with the present values of scheduled payments of interest for the period from the date of redemption to September 15, 2007 (the "Remaining Life"), discounted from September 15, 2007 to the date of redemption. Discounting in each case shall be on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate plus 62.5 basis points.
       "Treasury Rate", as of any date it is calculated, means (i) the yield, under the heading which represents the average for the week immediately prior to the calculation date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Remaining Life (provided that if all such maturities are either more than three months greater than or more than three months less than the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.
       "Comparable Treasury Issue" means with respect to any date of redemption the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of maturity comparable to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after September 15, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month, using such securities.
       "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City selected by the Trustee after consultation with the Company.
       "Comparable Treasury Price" means (i) the average of five
  Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
       "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of redemption.
       The term "Tax Event" means that the Company shall have received an opinion of independent tax counsel (a "Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after September 19,
  1997), in either case after September 19, 1997, there is more than an insubstantial risk that interest payable on the Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
       In the event of redemption of this Debenture in part only, a new Debenture or Debentures for the unredeemed portion thereof will be issued in the name of the Holder thereof upon the cancellation hereof.
       Subordination. The Company and each Holder, by acceptance hereof, agree that the payment of the principal of and interest on the Debentures is subordinated, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate in the discretion of the Trustee to effectuate the subordination so provided and appoints the Trustee his attorney-in-fact for such purpose.
       Indebtedness. The Company and, by its acceptance of this Debenture or a beneficial interest herein, the Holder of, and any Person that acquires a beneficial interest in, this Debenture agree that for United States federal, state and local tax purposes it is intended that this Debenture constitute indebtedness.
       Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.
       Amendments and Waivers. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of Debt Securities at the time outstanding (as defined in the Indenture) to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Debt Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) extend the fixed maturity of any Debt Security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount or premium, if any, thereon or make the principal thereof, or premium, if any, or interest, if any, thereon payable in any coin or currency other than that hereinabove provided, without the consent of the Holder of each Debt Security so affected or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of maturity thereof, or (ii) reduce the aforesaid percentage of Debt Securities the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Debt Security so affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures at the time Outstanding, as defined in the Indenture, on behalf of the Holders of all the Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Debenture or upon any Debenture issued upon the transfer hereof or in exchange therefor or in lieu hereof.
       Obligation Absolute. No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the times, place and rate, and in the coin or currency, herein prescribed.
       Denominations. The Debentures are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debentures are exchangeable for a like aggregate principal amount of Debentures of a different authorized denomination, as requested by the Holder surrendering the same and upon surrender of the Debenture for registration of transfer at the office or agency of the Company in New York, New York, or Charlotte, North Carolina, the Company will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Debentures, of authorized denominations and of a like aggregate principal amount and tenor. Every Debenture surrendered for registration of transfer or exchange will, if required by the Company, the Debt Security registrar or the Trustee, be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Debt Security registrar and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
       Persons Deemed Owners. Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered in the Debt Security register as the owner hereof for all purposes, whether or not this Debenture is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
       No Recourse Against Others. No recourse for the payment of the principal of or interest on this Debenture, or for any claim based hereon or on the Indenture and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Debenture, or because of the creation of any indebtedness represented hereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
       Governing Law. This Debenture will be governed by and construed and enforced in accordance with, the internal laws of the State of Illinois.
       Terms. All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
       The following abbreviations, when used in the inscription on the face of this Debenture, shall be construed as though they were written out in full according to applicable laws or regulations:

  TEN COM   -    as tenants in common
  TEN ENT   -    as tenants by the entireties
  JT TEN    -    as joint tenants with right of survivorship

  UNIF GIFT MIN ACT -      Custodian
       -----------------   -----------------
       (Cust)    (Minor)
       under Uniform Gifts to Minors
       Act
       ----------------
       (State)

  Additional abbreviations may also be used though not in the above list.
  -------------------------------------------------------------------------
  FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

  PLEASE INSERT SOCIAL SECURITY OR OTHER
  IDENTIFYING NUMBER OF ASSIGNEE


  -------------------------------------------------------------------------
       PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE
  -------------------------------------------------------------------------
  -------------------------------------------------------------------------
  the within Instrument of McDONALD'S CORPORATION and hereby does irrevocably constitute and appoint ---------------------------------------------------------------- Attorney
  to transfer the said Instrument on the books of the within-named Company, with full power of substitution in the premises.

  Dated:
       ----------------------------  ----------------------------


  NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Instrument in every particular, without alteration or enlargement or any change whatever.